Exhibit 99.1

FOR IMMEDIATE RELEASE

OCTOBER 28, 2013

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY TO EXPAND PERMIAN BASIN

GAS GATHERING AND PROCESSING SYSTEM

DALLAS, October 28, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today announced the Partnership will expand its natural gas gathering and processing system in the Permian Basin by constructing a new natural gas processing complex and rich gas gathering pipeline system. The initial investment of approximately $140 million will include treating, processing and gas takeaway solutions for regional producers. The project, which will be fully owned by the Partnership, is supported by long-term, fee-based contracts.

The new-build processing complex, called Bearkat, will be strategically located near the Partnership’s existing Deadwood joint venture assets in Glasscock County, Texas. The processing plant will have an initial capacity of 60 million cubic feet per day (MMcf/d), increasing the Partnership’s total operated processing capacity in the Permian to approximately 115 MMcf/d. The Partnership will also construct a 30-mile high-pressure gathering system upstream of the Bearkat complex to provide additional gathering capacity for producers in Glasscock and Reagan counties. The entire project is scheduled to be completed and operational in the summer of 2014. The Partnership continues to develop additional expansion opportunities for constrained producer customers in Howard, Martin, Glasscock, and Reagan counties.

“We are pleased to announce this strategic step of complementary growth that we have described as part of the next $1 billion of investment opportunities across our existing asset platform,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “When completed this project will position Crosstex as an even stronger, full-service midstream provider and create additional value for our shareholders and unitholders.”

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About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in E2, a services company focused on the Utica Shale play in the Ohio River Valley.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to forecasts regarding capacity, cash flow, incremental investment, project costs and timing for completing the Bearkat project, as well as the Partnership’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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